Exhibit 2.1
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among NetApp, Inc., a Delaware corporation (“Parent”), Kentucky Merger Sub One Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub One”), Derby Merger Sub Two LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), and Data Domain, Inc., a Delaware corporation (the “Company”) is made and entered into as of June 3, 2009 by and among Parent, Merger Sub One, Merger Sub Two and the Company. All capitalized terms that are used in this Amendment but not defined in this Amendment shall have the respective meanings ascribed thereto in the Merger Agreement.
     WHEREAS, on June 1, 2009, the Company received an unsolicited acquisition proposal from EMC Corporation and EMC Corporation commenced a tender offer to acquire all outstanding shares of Company Common Stock;
     WHEREAS, on June 2, 2009, Parent offered to amend the Merger Agreement on the terms set forth herein;
     WHEREAS, each of the respective Board of Directors of Parent, the Merger Subs and the Company has approved this Amendment and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders to enter into this Amendment and consummate the transactions contemplated hereby pursuant to which, among other things, and as a single integrated transaction, Merger Sub One will be merged with and into the Company (the “First Step Merger” or the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company will continue as the surviving corporation of the First Step Merger and each share of the Company Common Stock outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, the Merger Subs and the Company hereby agree as follows:
     1. Amendments to Section 1.1(cc). Section 1.1(cc) of the Merger Agreement is hereby amended and restated in its entirety and replaced with the following:
          “(cc) “Exchange Ratio” shall mean, subject to adjustment pursuant to Section 2.7(b)(i) and Section 2.7(b)(ii):

     (i) 0.7783 shares of Parent Common Stock if the Closing Average is less than $17.41;
     (ii) 0.6370 shares of Parent Common Stock if the Closing Average is greater than $21.27; and
     (iii) that fraction of shares of Parent Common Stock (rounded to the nearest ten thousandth) equal to the quotient obtained by dividing $13.55 by the Closing Average, if the Closing Average is (A) less than or equal to $21.27 and (B) greater than or equal to $17.41.
     2. Amendment to Section 2.7(b)(i). Section 2.7(b)(i) of the Merger Agreement is hereby amended and restated in its entirety and replace with the following:
     “(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares), including any Company Restricted Stock that shall have ceased, as a result of or immediately prior to the Effective Time, to be unvested or subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of such Company Stock Award or other agreement governing such Company Restricted Stock (which shall include any vesting as a result of any termination of employment or transaction contemplated by employee agreements and any resignation delivered pursuant to Section 6.13) shall be canceled and extinguished and automatically converted into the right to receive a combination of (A) $16.45 in cash, without interest (such per share cash amount being referred to herein as the “Cash Consideration”) plus (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (such per share amount being referred to herein as the “Stock Consideration”) upon the surrender of the certificate representing such share of Company Common Stock (or the receipt of an agent’s message in the case of Book-Entry Shares) in the manner set forth in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 2.11). Notwithstanding the foregoing sentence, if the Exchange Ratio is (A) greater than or equal to 0.7006, and (B) less than 0.7783, then Parent, in its sole discretion and subject to the following sentence, may reduce the Stock Consideration by such amount as Parent may determine. If Parent elects to reduce the amount of the Stock Consideration pursuant to the preceding sentence, then the Cash Consideration shall be increased by an amount equal to the product of (A) the amount of such reduction in the Stock Consideration pursuant to the preceding sentence multiplied by (B) the Closing Average. For all purposes of and under this Agreement, the term “Merger Consideration” shall mean the Cash Consideration plus the Stock Consideration, each as adjusted by this Section 2.7(b)(i) and Section 2.7(b)(ii) together with any cash payable under Section 2.7(b)(iv) with respect to each share of Company Common Stock in lieu of a fractional share of Parent Common Stock otherwise issuable pursuant hereto.”

     3. Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Parent, Merger Sub One and Merger Sub Two as follows (each of which representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 3.2 of the Merger Agreement):
          (a) Corporate Approvals.
          (i) The Company has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Agreement (as amended by this Amendment), and subject to obtaining the Requisite Merger Approval, to consummate the transactions contemplated by the Agreement (as amended by this Amendment). The execution and delivery of this Amendment by the Company, the performance by the Company of its obligations under the Agreement (as amended by this Amendment), and the consummation by the Company of the transactions contemplated by the Agreement (as amended by this Amendment) have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of the consummation of the Merger, (i) the filing with the SEC of a proxy statement with respect to and obtaining the Requisite Merger Approval and (ii) the filing of the Certificate of Merger as required by the DGCL, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Amendment or the consummation of the transactions contemplated by the Agreement (as amended by this Amendment). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub One and Merger Sub Two, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (ii) At a meeting duly called and held on June 3, 2009, the Company Board unanimously (i) determined that the Agreement (as amended by this Amendment) is advisable, (ii) determined that the Agreement (as amended by this Amendment) is fair to, and in the best interests of, the Company’s stockholders, (iii) approved the execution and delivery of this Amendment by the Company, the performance by the Company of its covenants and obligations set forth in the Agreement (as amended by this Amendment) and the consummation of the Merger and the transactions contemplated by the Agreement (as amended by this Amendment) upon the terms and conditions set forth in the Agreement (as amended by this Amendment), and (iv) resolved to recommend that the stockholders of the Company approve the Merger Proposal at the Company Stockholder Meeting. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.

     4. Additional Representations and Warranties of Parent and the Merger Subs. Each of Parent, Merger Sub One and Merger Sub Two hereby represents and warrants to the Company as follows (each of which representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.2 of the Merger Agreement):
          (a) Corporate Approvals.
          (i) Each of Parent, Merger Sub One and Merger Sub Two has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by the Agreement (as amended by this Amendment) and to perform its obligations under the Agreement (as amended by this Amendment). The execution and delivery of this Amendment by Parent, Merger Sub One and Merger Sub Two, the performance by Parent, Merger Sub One and Merger Sub Two of their respective obligations under the Agreement (as amended by this Amendment), and, assuming the accuracy in all respects of the representations and warranties of the Company set forth in Section 3.4 and the compliance in all respects by the Company with the restrictions set forth in Section 5.2(b), the consummation by Parent, Merger Sub One and Merger Sub Two of the transactions contemplated by the Agreement (as amended by this Amendment) have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub One and Merger Sub Two and no additional corporate or other actions or proceedings (including a vote of Parent’s stockholders) on the part of Parent, Merger Sub One or Merger Sub Two are necessary to authorize this Amendment or the consummation of the transactions contemplated by the Agreement (as amended by this Amendment). This Amendment has been duly executed and delivered by each of Parent, Merger Sub One and Merger Sub Two and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub One and Merger Sub Two, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (iii) At a meeting duly called and held on June 2, 2009, the Parent Board unanimously (i) determined that the Agreement (as amended by this Amendment) is advisable, (ii) determined that the Agreement (as amended by this Amendment) is fair to, and in the best interests of, the stockholders of Parent, and (iii) approved this Amendment and the transactions contemplated by the Agreement (as amended by this Amendment). As of the date hereof, the Parent Board has not rescinded or modified in any way the foregoing determinations and actions. Pursuant to action taken by written consent on June 2, 2009, the board of directors of Merger Sub One unanimously (i) determined that the Agreement (as amended by this Amendment) is advisable, (ii) determined that the Agreement (as amended by this Amendment) is fair to, and in the best interests of, the sole stockholder of Merger Sub One, and (iii) approved this Amendment and the transactions contemplated by the Agreement (as amended by this Amendment). As of the date hereof, the board of directors of Merger Sub One has not rescinded or modified in any way the foregoing determinations and actions. Pursuant to action taken by written consent on June 2, 2009, the board of managers of Merger Sub Two unanimously (i) determined that the Agreement (as amended by this Amendment) is advisable, (ii) determined that the Agreement (as amended by this Amendment) is fair to, and in the best interests of, the stockholder of Merger Sub Two, and (iii) approved this Amendment and the transactions contemplated by the Agreement (as amended by this Amendment). As of the date hereof, the board of managers of Merger Sub Two has not rescinded or modified in any way the foregoing determinations and actions.
     5. Merger Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment.
     6. Full Force and Effect. Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.
     7. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

NETAPP, INC.

By:	/s/ Steven J. Gomo

Name:	Steven J. Gomo

Title:	EVP & CFO

DATA DOMAIN, INC.

By:	/s/ Frank Slootman

Name:	Frank Slootman

Title:	President & CEO

KENTUCKY MERGER SUB ONE CORPORATION

By:	/s/ Andrew Kryder

Name:	Andrew Kryder

Title:	President

DERBY MERGER SUB TWO LLC

By:	/s/ Andrew Kryder

Name:	Andrew Kryder

Title:	President

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER